Exhibit 11

Simpson Manufacturing Co., Inc. and Subsidiaries

Computation of Earnings Per Common Share

(Unaudited)

Basic Earnings per Share

	Three Months Ended March 31,
	2003	2002

Weighted average number of common shares outstanding	24,581,348	24,369,426

Net income	$11,024,902	$9,729,940

Basic net income per share	$0.45	$0.40

Simpson Manufacturing Co., Inc. and Subsidiaries

Computation of Earnings Per Common Share

(Unaudited)

Diluted Earnings per Share

	Three Months Ended March 31,
	2003	2002

Weighted average number of common shares outstanding	24,581,348	24,369,426

Shares issuable pursuant to employee stock option plans, less shares assumed repurchased at the average fair value during the period	316,412	346,586

Shares issuable pursuant to the independent director stock option plan, less shares assumed repurchased at the average fair value during the period	4,638	4,336

Number of shares for computation of diluted net income per share	24,902,398	24,720,348

Net income	$11,024,902	$9,729,940

Diluted net income per share	$0.44	$0.39